Exhibit 99.2

Transcept Pharmaceuticals Initiates Phase 2 Study of TO-2061 in Obsessive

Compulsive Disorder Patients Who Do Not Respond Adequately to Approved

First Line Pharmacotherapy

Point Richmond, Calif., March 14, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced the first patient has been enrolled in a Phase 2 clinical study to evaluate TO-2061 as an adjunctive treatment for obsessive compulsive disorder (OCD) in patients who have responded inadequately to currently approved treatments. OCD affects 1 to 2 percent of the United States adult population and can significantly impair the lives of patients and their families. Approximately 50 percent of patients do not respond adequately to standard first-line treatment with currently approved OCD medications, including the selective serotonin re-uptake inhibitors (SSRIs) and the tricyclic agent, clomipramine. There is no FDA approved augmentation therapy for these treatment resistant patients.

TO-2061 is a low dose formulation of ondansetron, a serotonin subtype 3 (5-HT3) receptor antagonist. Ondansetron has an established history of clinical use as a safe and effective treatment for nausea and vomiting induced by chemotherapy, radiation therapy and surgery, for which a typical daily dose is 16 mg to 24 mg. Transcept is studying ondansetron at reduced total daily doses of 1 mg to 1.5 mg as an adjunctive treatment of OCD.

“Approximately one half of OCD patients do not respond to the approved first-line therapies, and there is no FDA-approved treatment for this population of non-responders,” said Eric Hollander, MD, Clinical Professor of Psychiatry and Behavioral Sciences, Albert Einstein College of Medicine, Montefiore Medical Center, and principal investigator for the study. “While atypical antipsychotics are often used as a second-line treatment, these drugs are not approved by the FDA for OCD therapy, are associated with undesirable weight gain and metabolic effects, and benefit only about one-third of treatment resistant OCD patients. A new therapeutic to help OCD patients who inadequately respond to approved OCD medications has the potential to address an important unmet medical need.”

“The initiation of this Phase 2 study marks a significant milestone in the advancement of our second internally developed product candidate,” said Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “We were encouraged by the outcome of two open-label studies of low doses of ondansetron in treatment resistant OCD, and now seek to confirm these results in a double-blind, placebo-controlled trial.”

Phase 2 Study Design

The TO-2061 Phase 2 study is a double-blind, placebo-controlled, multi-center proof of concept trial. Approximately 150 OCD patients will be randomized into three groups to evaluate the safety and efficacy of TO-2061 compared to placebo. Patients with a documented history of at least 6 weeks of inadequate response to their current OCD medication will continue to receive that OCD medication for an additional 6 week run-in phase of the study. Those patients who fail to respond to this course of therapy will then be eligible to enter the 12 week active treatment phase, during which they will continue to receive their first line therapy with the addition of ondansetron 0.5 mg twice per day, ondansetron 0.75 mg twice per day or placebo. The primary endpoint of the study is the difference between active and placebo treatment arms as measured by the Yale-Brown Obsessive Compulsive Scale (YBOCS).

Low Dose Ondansetron Pilot Studies

Two pilot studies of low doses of ondansetron as an adjunctive treatment in patients with SSRI resistant OCD have been conducted.

Pilot Study A: In an open label study of 14 OCD patients who responded poorly to at least 12 weeks of SSRI treatment combined with an atypical antipsychotic, 9 nine patients, or 64.3 percent, responded with a 25 percent or greater reduction in the YBOCS score, and a CGI-I score of 1 or 2 at 12 weeks. The average reduction in YBOCS rated symptoms for the whole group was 23.2 percent. None of the treated patients experienced symptom exacerbation or significant adverse effects. (Reference: S. Pallanti, S. Bernardi, S. Antonini, N. Singh, E. Hollander: Ondansetron augmentation in Treatment-Resistant Obsessive-Compulsive Disorder, CNS Drugs 2009.)

Pilot Study B: In an open label study of 21 OCD patients who responded poorly to at least 12 weeks of SSRI treatment, the average decrease in the YBOCS score was 26.3 percent. Twelve of these patients, or 57 percent, responded with a 25 percent or greater reduction in YBOCS, and a mean CGI-I score of 1.2 at 12 weeks. The average YBOCS score in this responder group improved 44 percent from baseline at 12 weeks. In the non-responder group, those patients whose YBOCS reduction was less than 25 percent, the average YBOCS score improved 2.9 percent from baseline at 12 weeks. Four weeks after discontinuation of low dose ondansetron treatment, the average YBOCS score of the responder group worsened 38.3 percent from the end of treatment score. None of the treated patients experienced symptom exacerbation or significant adverse effects. (Reference: S. Pallanti, S. Bernardi, E. Hollander: Ondansetron augmentation in Treatment-Resistant OCD (TR-OCD): Hot Topics and poster presentation, American College of Neuropsychopharmacology 49th Annual Conference, December 2010.)

About OCD

Obsessive compulsive disorder (OCD) is characterized by a pattern of unwanted and intrusive thoughts that cause distress and consequent repetitive behaviors aimed at reducing this distress. OCD affects approximately 1 to 2 percent of the U.S. adult population and can significantly impair the lives of patients and their families (Ruscio et al. 2008; U.S. Department of Health and Human Services 1999). Greater social impairment has been reported in patients with OCD as compared to those with social anxiety or panic disorder (Lochner et al. 2003). It is believed that the overall degree of impairment caused by OCD is comparable to that experienced by patients who suffer with schizophrenia (Bobes et al. 2001; Bystritsky et al. 2001).

SSRIs, including Prozac® (fluoxetine), Luvox® (fluvoxamine), Paxil® (paroxetine), and Zoloft® (sertraline), and the tricyclic agent, clomipramine, are the only approved medications for OCD. While these medications are used as first-line treatment for OCD, 40 percent to 60 percent of OCD patients do not respond adequately (Hewlett 2003), and there is no FDA-approved adjunctive therapy for this treatment-resistant group of patients. Atypical antipsychotic drugs are often used off label to augment approved OCD medications when patients are treatment resistant. However, atypical antipsychotic drugs are associated with significant side-effects, including weight gain and metabolic disorder, and approximately two-thirds of OCD patients who do not adequately respond to the approved OCD medications also do not respond to this combination therapy (Bloch 2006). Atypical antipsychotics have not been approved by the FDA for the treatment of OCD patients.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet). Transcept has resubmitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) that seeks approval of Intermezzo® as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. The FDA has assigned a date of July 14, 2011 for its completion of the Intermezzo® NDA review. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is currently conducting a Phase 2 study of TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include our plans to randomize 150 patients into the Phase 2 study of the use of ondansetron in the treatment of OCD, complete the study as planned, report initial data from the study in the first half of 2012, and have the Phase 2 study confirm the outcome of pilot studies previously conducted. Transcept may not actually carryout these plan or achieve these objectives. Various important factors could cause actual events to differ materially from the forward-looking statements that we make, include our ability to successfully recruit patients into the Phase 2 study in a timely manner and complete the study as planned, dependence on third parties to manufacture TO-2061 and carry-out the Phase 2 study, whether the Phase 2 study will confirm results from the preceding pilots studies, our success in efforts to seek approval for Intermezzo®, our lead product candidate, and the business of Transcept generally. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the Securities and Exchange Commission. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com